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                                                         EXHIBIT 2



    This Amendment, made as of this first day of January, 1993 ("Amendment") to the Trust Agreement dated as of January 1, 1989 (the Trust Agreement") is by and between COMMONWEALTH ENERGY SYSTEM, a voluntary association organized under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the "System") and VANGUARD FIDUCIARY TRUST COMPANY, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code, (hereinafter referred to as the "Plan Trustee").

                           WITNESSETH:

    WHEREAS, the System and its subsidiary companies have adopted and maintain the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies ("the Plan") for the exclusive benefit of their employees, and:

    WHEREAS, the System and the Plan Trustee are parties to that certain
Trust Agreement dated as of January 1, 1989, pursuant to which the System pays such sums of money to the Plan Trustee under the Plan and the Plan Trustee holds, invests, reinvests and administers such funds in accordance with the terms of the Plan and the Trust Agreement, and:

    WHEREAS, the System and the Plan Trustee wish to amend said Trust Agreement in order to reflect certain amendments to the Plan relative to the establishment of a post retirement medical subaccount under the Plan;

    NOW THEREFORE, in consideration of the mutual covenants contained herein, the System and the Plan Trustee, intending to be legally bound, hereby agree as follows:

    1) Notwithstanding anything set forth in the Trust Agreement to the contrary, the Plan Trustee agrees that it shall establish and maintain a separate fund under the Trust Agreement relative to the Plan participants' medical subaccounts, and shall separately account and maintain records relative to all contributions, earnings, losses and distributions of funds maintained on behalf of such participants' post retirement medical subaccounts.

    2) Except as is expressly amended herein, the System and the Plan Trustee agree that the Trust Agreement shall remain in full force and effect as is set forth therein.
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    IN WITNESS WHEREOF, the System and the Plan Trustee has caused this instrument to be executed by their duly authorized officers as of the day and year first written above.

Attest:                          COMMONWEALTH ENERGY SYSTEM*



RICHARD J. MORRISON              By R.D. WRIGHT
                                    Vice President


Attest:                          VANGUARD FIDUCIARY TRUST COMPANY



NANCY D. HIGGS                   By R. GREGORY BARTON
                                    Vice President


*The name "Commonwealth Energy System" means the trustees for the time being (as trustees but not individually) under a Declaration of Trust dated December 31, 1926, as amended, which is hereby referred to, and a copy of which has been filed with the Commissioner of Corporations and Taxation of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of said System binds only the trust estate, and no shareholder, director, trustee, officer or agent assumes, or shall be held to, any liability by reason thereof.